EXHIBIT 99.1

KCAP Financial, Inc. Announces Resolution of SEC Inquiry

NEW YORK, Nov. 27, 2012 (GLOBE NEWSWIRE) -- KCAP Financial, Inc. (Nasdaq:KCAP) (NYSE:KCAP) announced it has reached a final settlement with the U.S. Securities and Exchange Commission (SEC) to resolve the previously disclosed SEC investigation into the 2008 and 2009 valuations of certain of the Company's investments and the valuation methodology and procedures used by the Company to value its investments prior to 2010.

Under the terms of the settlement, the Company will not pay any penalty or other monetary amounts. The SEC also reached settlements with two current and one former executive officer of the Company, who each agreed to pay certain civil monetary penalties.

"This inquiry related to matters that occurred in the wake of the 2008 financial crisis and its significant adverse impact on the market valuations of investments," said Dayl W. Pearson, the Company's President and Chief Executive Officer. "In 2010, we augmented our investment valuation methodology and procedures to, among other things, ensure that we take into account market-based activity, including during times of extreme market conditions, and we are pleased that this settlement allows us to put this legacy issue behind us."

About KCAP Financial, Inc.

KCAP Financial, Inc. is a publicly traded, internally managed business development company. The Company's middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. The Company's wholly owned portfolio companies, Katonah Debt Advisors, L.L.C. and Trimaran Advisors, L.L.C., manage collateralized debt obligation funds that invest in broadly syndicated corporate term loans, high-yield bonds and other credit instruments.

The KCAP Financial, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3121

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as "believes," "intends," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the Company's filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT: KCAP Financial, Inc.

         Investor Relations
         Denise Rodriguez
         (212) 455-8300
         info@kcapfinancial.com